EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Black Box Corporation 1992 Stock Option Plan of our reports dated May 25, 2005 with respect to the consolidated financial statements, financial statement schedule, and the effectiveness of the company’s internal control over financial reporting of Black Box Corporation as of and for the fiscal year ended March 31, 2005 included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

Chicago, Illinois
June 15, 2005